State Street
Domestic Custody
Federated Funds
Page 2
                                     5/22/97
                                     4/8/97
                                                   Exhibit 8(ii) under Form N-1A
                                               Exhibit 10 under Item 601/Reg S-K


                                  STATE STREET
                                DOMESTIC CUSTODY

                                  FEE SCHEDULE

                                 Federated Funds

I.      Custody Services

     Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions.

                                   ANNUAL FEES

 ASSET

Per Fund                                                      .25 Basis Points

Wire Fees                                                        $3.00 per wire

 Settlements:

oEach DTC Transaction                                                $5.00
oEach Federal Reserve Book Entry Transaction                         $3.75
oEach Repo Transaction (All Repo)                                    $3.75
oEach Physical Transaction (NY/Boston, Private Placement)           $15.00
oEach Option Written/Exercised/Expired                              $18.75
     Each Book Entry Muni (Sub-custody) Transaction                 $15.00
oGovernment Paydowns                                                 $5.00
oMaturity Collections                                                $8.00
oPTC Transactions                                                    $6.00


II.     Special Services

        Fees for activities of a non-recurring nature such as fund consolidation or reorganization, extraordinary security shipments and the preparation of special reports will be subject to negotiation.



III.    Balance Credit

        Municipal Funds
     A balance credit equal to 75% of the average demand deposit account balance in the custodian account for the month billed times the 30 day T-Bill Rate on the last Monday of the month billed, will be applied against the month's custodian bill.

        Transfer Agent
        A balance credit equal to 100% of the average balance in the transfer agent demand deposit accounts, less the reserve requirement and applicable related expenses, times 75% of the 30 average Fed Funds Rate.

IV.     Payment

     The above fees will be charged against the funds' custodian checking account thirty (30) days after the invoice is mailed to the funds' offices.

V.  Term of Contract

         The parties agree that this fee schedule shall become effective January 1, 1997.

FEDERATED SERVICES COMPANY                 STATE STREET

BY:       /s/ Douglas L. Hein              BY:        /s/ Michael E. Hagerty

TITLE:    Senior Vice President            TITLE:     Vice President

DATE:     April 15, 1997                   DATE:      April 8, 1997
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